Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Cold Cam, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated January 4, 2013 on the balance sheet of Cold Cam, Inc. as at October 31, 2012, and the related statements of operations, stockholders' equity, and cash flows for the period from October 25, 2012 (date of inception) through October 31, 2012.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Ronald R. Chadwick, P.C.

Aurora, Colorado

January 22, 2013